FOR IMMEDIATE RELEASE

Company Contacts:	John A. Spears
President & CEO
Dennis Genge
Chief Financial Officer
Novavax, Inc.
301-854-3900

Financial Communications Contact:	Alison Ziegler – General
Julie Tu – Investors
Judith Sylk-Siegel – Media
FRB Weber Shandwick Worldwide
212-445-8300

NOVAVAX, INC. CLOSES $10 MILLION CONVERTIBLE NOTE FINANCING

COLUMBIA, MD, JUNE 27, 2002 – NOVAVAX, INC. (NASDAQ: NVAX) today announced that it has received $10.0 million through the sale of a convertible note to King Pharmaceuticals, Inc. The note is convertible into Novavax Common Stock at an 18% premium to a 20-day trailing trading average and carries a 4% coupon payable semi-annually. The Company will use the proceeds for general working capital purposes. The $10.0 million note brings the total of convertible notes with King to $40.0 million.

“This additional investment from King demonstrates their continued commitment to Novavax and ESTRASORB™,” commented John A. Spears, President and Chief Executive Officer of Novavax. “We are fortunate to have a corporate partner that recognizes the importance of the work we are doing at Novavax. In addition, we continue to gather the information necessary to resubmit the New Drug Application for ESTRASORB™ and expect to do so this summer.”

In conjunction with the convertible note, Novavax and King have modified their co-promotion agreement for ANDROSORB™, a transdermal testosterone emulsion for women. Novavax and King will share equally in approved pre-launch marketing costs for ANDROSORB™, while Novavax will be solely responsible for the research and development expenses for ANDROSORB™. In addition, King will pay Novavax a $1.0 million milestone payment upon the receipt of all approvals necessary for commercialization of ANDROSORB™. ANDROSORB™ is currently expected to enter Phase III human clinical trials as early as the fourth quarter of 2002.

About Novavax
Novavax, Inc. is a specialty biopharmaceutical company engaged in the research, development and commercialization of proprietary products focused on women’s health and infectious diseases. Novavax sells, markets, and distributes a line of prescription pharmaceuticals and pre-natal vitamins through its specialty sales force calling on obstetricians and gynecologists throughout the U.S. Products include Nestabs®, a line of prescription pre-natal vitamins, Gynodiol® (estradiol tablets, USP), an oral form of estrogen replacement therapy and AVC™ Cream (sulfanilamide vaginal cream) for vaginal bacterial infections. Novavax’s principal technology platform involves the use of proprietary, microscopic, organized, non-phospholipid structures as vehicles for the delivery of a wide variety of drugs and other therapeutic products. These include certain hormone, anti-bacterial, and anti-viral products and vaccine adjuvants. Novavax has several product candidates in human clinical trials or in pre-clinical development, including ESTRASORB™, a transdermal emulsion for estrogen replacement therapy, ANDROSORB™, a transdermal testosterone emulsion in Phase I/II clinical trials and ANDRO-JECT™, a long-acting subcutaneous injectable formulation of testosterone that is in pre-clinical development. In addition, Novavax conducts research and development on preventative and therapeutic vaccines for a variety of infectious diseases.

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NOVAVAX, INC. CLOSES $10 MILLION CONVERTIBLE NOTE FINANCING
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About King Pharmaceuticals
King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King’s strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s SEC report on Form 10K for the year ended December 31, 2001 incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Form 10K. Copies of these filings may be obtained by contacting Novavax at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC.

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